EXHIBIT 11S

                           DECORATOR INDUSTRIES, INC.
            COMPUTATION OF DILUTED EARNINGS PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 31, 2005

                                        2005           2004           2003           2002           2001
                                     ----------     ----------     ----------     ----------     ----------
Net income                           $1,364,814     $1,394,698     $1,561,778     $1,384,379     $  861,561
                                     ==========     ==========     ==========     ==========     ==========

Average number of common
  shares outstanding                  2,882,196      2,816,661      2,794,286      2,793,781      2,812,882

Dilutive effect of stock options
  on net income                         116,402        150,126         33,316         36,526          7,895
                                     ----------     ----------     ----------     ----------     ----------

Diluted weighted average shares
  used in the calculation of
  diluted earnings per share          2,998,598      2,966,787      2,827,602      2,830,307      2,820,777
                                     ==========     ==========     ==========     ==========     ==========

Diluted earnings per share           $     0.46     $     0.47     $     0.55     $     0.49     $     0.31
                                     ==========     ==========     ==========     ==========     ==========